Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Second Quarter and Year-to-Date Results

 August 4, 2011, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $477,000 or $0.31 diluted earnings per share compared to $457,000 or $0.29 diluted earnings per share a year earlier.  Year-to-date earnings were $681,000 or $0.44 diluted earnings per share compared to $989,000 or $0.64 per share for the comparable period in 2010.  We believe the fundamentals of the bank are strong.  The largest positive impact on our income comes from low market interest rates which translated into a $579, 000 increase in our net interest margin year-to-date and a $163,000 increase for the quarter, primarily because of lower interest rates on deposits and borrowings.  The largest negative impact continues to come from the provision for loan losses which was $952,000 over last year for the first six months and $210,000 higher for the quarter.

Randolph F. Williams, president and CEO stated, “Despite additional credit related expenses, including the increased loan loss provision, OREO write downs and appraisal driven value adjustments on non-performing loans, this quarter represents our sixth straight profitable quarter.  Additionally, we increased capital, improved our net interest margin, and further built up our loan loss reserves.

Williams noted, “The bank continues to benefit from lower interest rates in the economy which have resulted in an increase in our net interest margin from 3.54% for the six months ended June 30, 2010 to 3.96% for the same period in 2011.  Additionally, we have kept expenses virtually unchanged for the first six months of 2011, increasing only $27,000 over the first six months of 2010.  Expenses for the second quarter were $149,000 lower than the first quarter of 2010.   We have done this through targeted expense control rather than the reductions in staff that we so frequently see in the mega banks.  Our people are critical to attracting and maintaining customer relationships that are at the heart of the traditional community bank model.”

Williams continued, “An area that continues to plague nearly all banks to some extent is problem loans.  At June 30, 2011, our non-performing assets (loans and OREO properties) totaled $21.3 million or 5.92% of total assets, up from the $19.3 million or 5.18% at the end of 2010.  We are encouraged by our success in selling bank properties during the quarter.  We have reduced our level of OREO to $130,000 compared $1.2 million at the start of this year.  While we continually work to reduce problem loan balances, as a community bank we believe that there is little to be gained from routinely putting borrowers on a track to foreclosure at the first sign of delinquency.   Of the $21.2 million of problem loans we held on our books at June 30, 2011, nearly 50% of these borrowers continued to make payments and $3.6 million of those are actually paid current.  In the meantime we will continue to work with our borrowers to bring about the best possible outcome.  To recognize potential losses in our loan portfolio, we have added $1.9 million to our reserve for loan losses in the first six months of 2011, compared to $899,000 for the first six months of 2010.  The contribution to this reserve for the quarter was $675,000 compared to $465,000 last year in the second quarter.  This brings our reserve to $7.0 million or 2.20% of total loans compared to $5.3 million and 1.65% at December 31, 2010.  This equates to 33.2% of our non-performing loans, up from 29.0% last year at the same time.  We believe this amount will be adequate to cover losses based on our quarterly evaluation and loan mix.”

The bank continues to maintain a strong capital base with a Tier I capital ratio of 10.09% at June 30, 2011 compared to 9.57% at December 31, 2010.  Mr. Williams stated, “There is considerable uncertainty about where the economy is headed, both nationally and to a lesser extent here in Greater Lafayette. We believe that the combination of our continued profitability, a $7.0 million loan loss reserve and over 10.00% capital should be adequate to allow us to work through the issues presented by this struggling economy.”

“The Company will refrain from paying a quarterly cash dividend again this quarter,” Williams stated. “Because the new banking regulations are expected to address and likely revise capital levels for banks, we believe it is prudent to use our earnings to build our capital levels to make sure the bank continues on a firm capital foundation.”

The closing market price of LSB stock on August 3, 2011 was $15.40 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Six months ended June 30, 2011	Year ended December 31, 2010

Cash and due from banks	$10,061	$10,593
Interest bearing deposits	3,283	2,980
Securities available-for-sale	12,024	11,805
Loans held for sale	1,342	2,265
Net portfolio loans	311,644	320,810
Allowance for loan losses	7,028	5,343
Premises and equipment, net	6,192	6,116
Federal Home Loan Bank stock, at cost	3,185	3,583
Bank owned life insurance	6,348	6,264
Other assets	5,782	7,431
Total assets	359,861	371,847

Deposits	303,779	311,458
Advances from Federal Home Loan Bank	18,000	22,500
Other liabilities	1,756	2,312

Shareholders’ equity	36,326	35,577
Book value per share	$23.37	$22.90
Equity / assets	10.09%	9.57%
Total shares outstanding	1,554,275	1,553,525

Asset quality data:
Non-accruing loans	$20,366	$17,370
Loans past due 90 days still on accrual	790	676
Other real estate / assets owned	130	1,214
Total non-performing assets	21,286	19,260
Non-performing assets / total assets	5.92%	5.18%
Allowance for loan losses / non-performing loans	33.22%	29.61%
Allowance for loan losses / non-performing assets	33.02%	27.74%
Allowance for loan losses / total loans	2.20%	1.65%
Loans charged off (quarter-to-date and year-to-date, respectively)	$204	$1,382
Recoveries on loans previously charged off	38	229

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2011	2010	2011	2010
Total interest income	$4,358	$4,721	$8,834	$9,393
Total interest expense	1,046	1,572	2,157	3,295
Net interest income	3,312	3,149	6,677	6,098
Provision for loan losses	675	465	1,851	899
Net interest income after provision	2,637	2,684	4,826	5,199
Non-interest income:
Deposit account service charges	319	397	611	764
Gain on sale of mortgage loans	226	92	390	177
Gain(loss) on sale of available-for-sale securities	2	0	2	0
Gain(loss) on sale OREO	(311)	(228)	(336)	(261)
Other non-interest income	278	283	538	558
Total non-interest income	514	544	1,205	1,238
Non-interest expense:
Salaries and benefits	1,372	1,349	2,782	2,641
Occupancy and equipment, net	268	326	596	665
Computer service	147	148	289	275
Advertising	57	78	115	134
FDIC Insurance Premium	134	164	318	323
Other	432	494	900	935
Total non-interest expense	2,410	2,559	5,000	4,973
Income before income taxes	741	669	1,031	1,464
Income tax expense	264	212	350	475
Net income	477	457	681	989

Weighted average number of diluted shares	1,556,146	1,553,538	1,556,525	1,553,525
Diluted earnings per share	$0.31	$0.29	$0.44	$0.64

Return on average equity	5.27%	5.31%	3.78%	5.77%
Return on average assets	0.53%	0.48%	0.35%	0.53%
Average earning assets	$333,808	$347,658	$336,854	$344,570
Net interest margin	3.97%	3.62%	3.96%	3.54%
Efficiency ratio	76.48%	79.28%	82.90%	77.26%